Exhibit 5.1

Jolie Kahn, Esq.

2021 Stony Creek

Lansdale, PA 19446

March 22, 2017

Aethlon Medical, Inc.

9635 Granite Ridge Drive, Suite 100

San Diego, CA 92123

Attn: James A. Joyce, Chief Executive Officer

Re: Common Stock registered under Registration Statement on Form S-3

Ladies and Gentlemen:

I have acted as counsel to Aethlon Medical, Inc., a Nevada corporation (the “Company”), in connection with the Securities Purchase Agreement dated March 22, 2017 (the “Agreement”) by and between the Company and the investors signatories thereto (the “Investors”), relating to the sale by the Company to the Investors of 575,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following:

1. Certificate of Incorporation of the Company, as amended;

2. Bylaws of the Company, as amended;

3. The Agreement;

4. Registration Statement on Form S-3 (Registration No. 333-211151) as filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 5, 2016 (as such registration statement became effective on May 12, 2016, the “Registration Statement”) pursuant to the Securities Act;

5. The draft prospectus supplement to be filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated May 12, 2016; and

6. Resolutions of the Board of Directors of the Company dated March 9, 2017 approving the Agreement.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions stated below.

In my examination, I have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

1

The opinion expressed below is limited to the federal securities laws of the United States of America and the corporate laws of the State of Nevada, and I express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon and subject to the foregoing, I am of the opinion that when the Shares have been delivered to and paid for by the Investors as contemplated by the Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. I also hereby consent to the reference to my firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ JOLIE KAHN, ESQ.

2